CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of EQ Advisors Trust of our reports dated February 17, 2021 and February 17, 2020, relating to the financial statements and financial highlights, which appear in 1290 VT Energy Portfolio, 1290 VT Natural Resources Portfolio, EQ/Balanced Strategy Portfolio, EQ/Franklin Balanced Managed Volatility Portfolio and EQ/Global Bond Plus Portfolio (each a portfolio of the EQ Advisors Trust) and in EQ/Core Plus Bond Portfolio’s (formerly known as Charter SM Multi-Sector Bond Portfolio) (a portfolio of EQ Premier VIP Trust) Annual Reports on Form N-CSR for the years ended December 31, 2020 and December 31, 2019, respectively. We also consent to the references to us under the headings “Financial Highlights” and “Form of Agreement and Plan of Reorganization and Termination” in such Registration Statement, and to the references to us under the headings “Financial Highlights” in the Prospectuses and “Financial Statements” and “Independent Registered Public Accounting Firm” in the Statements of Additional Information dated May 1, 2020 for EQ Advisors Trust and EQ Premier VIP Trust, which are also incorporated by reference in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

March 11, 2021